The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.  Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time

Nationstar 07-A
Princeton BE Request

Assumptions:
Loss Severity	70%
Servicer Advance	Y
Triggers	Fail
Call or Mat	Mat
Lag	12 mos

Prepay Rate:	75	75	75	75	100	100	100	100	125	125	125	125
Index Shift(bp):	0	100	200	-100	0	100	200	-100	0	100	200	-100

	M-5	M-5	M-5	M-5	M-5	M-5	M-5	M-5	M-5	M-5	M-5	M-5
Breakeven CDR	6.82	6.48	6.11	7.12	7.21	7.04	6.86	7.34	7.66	7.68	7.69	7.61
WAL	17.05	17.16	17.37	16.83	13.45	13.36	13.51	13.39	10.94	10.83	10.80	10.94
Discount margin	48.03	47.57	47.14	48.46	48.64	48.26	48.00	49.07	49.14	48.80	48.50	49.43
Collateral Loss Percentage	16.94	16.27	15.53	17.51	14.07	13.79	13.50	14.27	12.19	12.21	12.23	12.11

	M-6	M-6	M-6	M-6	M-6	M-6	M-6	M-6	M-6	M-6	M-6	M-6
Breakeven CDR	6.19	5.84	5.47	6.50	6.43	6.25	6.05	6.58	6.71	6.72	6.72	6.68
WAL	17.68	17.77	18.10	17.46	14.04	14.01	14.05	14.04	11.33	11.30	11.31	11.38
Discount margin	55.28	54.73	54.26	55.80	56.12	55.71	55.20	56.54	56.65	56.29	55.96	57.02
Collateral Loss Percentage	15.67	14.96	14.18	16.29	12.77	12.47	12.13	13.02	10.85	10.87	10.87	10.81

	M-9	M-9	M-9	M-9	M-9	M-9	M-9	M-9	M-9	M-9	M-9	M-9
Breakeven CDR	4.90	4.62	4.34	5.18	4.85	4.72	4.59	4.98	4.84	4.87	4.92	4.81
WAL	19.31	19.19	19.43	19.13	15.40	15.43	15.50	15.18	12.51	12.39	12.53	12.45
Discount margin	287.86	261.18	228.11	297.89	290.92	259.22	219.15	302.89	293.41	257.13	210.41	306.34
Collateral Loss Percentage	12.92	12.30	11.67	13.53	10.00	9.77	9.53	10.23	8.10	8.14	8.22	8.05